Exhibit 5(a)

1601 Bryan Street Dallas, Texas 75201-3411	Andrew M. Wright Vice President and Associate General Counsel	T 214.812.6038 C 214.587.6500 F 214.812.4072 awright@energyfutureholdings.com

January 24, 2011

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, Texas 75201

Ladies and Gentlemen:

I am the Vice President and Associate General Counsel of EFH Corporate Services Company, a wholly-owned subsidiary of Energy Future Holdings Corp., a Texas corporation (the “Company”). As such, I have acted as counsel to the Company and to Energy Future Competitive Holdings Company, a Texas corporation and a direct wholly-owned subsidiary of the Company, and Energy Future Intermediate Holding Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of $1,060,757,000 aggregate principal amount of the Company’s 10.000% Senior Secured Notes due 2020 (the “Notes”) and the registration of guarantees (the “Guarantees”) with respect to the Notes. The Notes and the Guarantees have been issued under an indenture, dated as of January 12, 2010 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In so acting, I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.	The Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, and

2.	The Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

My opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

I do not express any opinion herein concerning any law other than the law of the State of New York, the law of the State of Texas, the federal law of the United States and the applicable Delaware statutory provisions of law and the reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Andrew M. Wright
Andrew M. Wright
Vice President & Associate General Counsel
EFH Corporate Services Company